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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25


                           NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K    [ ] Form 20-K    [X] Form 10-Q    [ ] Form N-SAR
             [ ] Form N-CSR

                 For Period Ended: November 30, 2004

                 [  ] Transition Report on Form 10-K
                 [  ] Transition Report on Form 20-K
                 [  ] Transition Report on Form 11-K
                 [  ] Transition Report on Form 10-Q
                 [  ] Transition Report on Form N-SAR

                 For the Transition Period Ended: ________________

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     Read attached instruction sheet before preparing form. Please print or type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: _______________________________

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PART I - REGISTRANT INFORMATION

Meditech Pharmaceuticals, Inc.
---------------------------------
Full Name of Registrant


---------------------------------
Former name if applicable

10105 E. Via Linda Ste. 103
---------------------------------
Address of Principal Executive Office (Street and Number)

Scottsdale, AZ  85258
---------------------------------
City, State and Zip Code


PART II - RULE 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate.)

       |  (a)  The reasons described in reasonable detail in Part III of this
       |       form could not be eliminated without unreasonable effort or
       |       expense;
[ X ]  |  (b)  The subject annual report, semi-annual report, transition report
       |       on Form 10-K, 20- F, 11-K or Form N-SAR, or portion thereof will
       |       be filed on or before the 15th calendar day following the
       |       prescribed due date; or the subject quarterly report or
       |       transition report on Form 10-Q, or portion thereof will be filed
       |       on or before the fifth calendar day following the prescribed due
       |       date; and
       |  (c)  The accountant's statement or other exhibit required by Rule
       |       12b-25 (c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed)

Additional time is required to complete the Registrant's quarterly financial statements. There was a delay in the availability of the financial information required to complete and file Form 10-Q for the fiscal quarter ended November 30, 2004. The Management anticipates the preparation and filing of the Company's Form 10-Q for the fiscal quarter ended November 30, 2004 on or before the 5th day following its prescribed due date.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

     Gerald Kern      480              614-5324
     -----------------------------------------------
     (Name)       (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15 (d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                              [ X ] YES   [   ] NO

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                              [   ] YES   [ X ] NO

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                         MEDITECH PHARMACEUTICALS, INC.
                       -----------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: 01/14/2005                             By: /s/ Gerald N. Kern
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                                             Gerald N. Kern